                                               Exhibit 99.1



                               NORTHEAST FEDERAL
               CALCULATION OF BOOK VALUE AND TANGIBLE BOOK VALUE
                               PER COMMON SHARE


                                                       Book Value and
                                                     Tangible Book Value
                                       -----------------------------------------------
                                                         December 31,
                                       -----------------------------------------------
                                              1994                         1993
                                       -------------------           -----------------
                                              (Dollars in Thousands Except
                                                     Share Amounts)
  Total stockholders' equity.........      $   138,900                 $   132,513
  Less preferred equity:
    Series B preferred stock.........          (42,879)                    (39,420)

  Less cumulative dividends..........             (911)                       (838)
                                         ----------------            ----------------
  Total common equity................      $    95,110                 $    92,255
                                         ================            ================
  Common shares outstanding at date..       14,353,996                  13,499,078
                                         ================            ================
                                                 $6.63   *             $      6.83
                                         ================            ================


Fully Diluted:
  Total common equity................      $    95,110                 $    92,255
  Plus:
    Proceeds from options............            6,270                       1,693
    Proceeds from warrants...........               -                        2,350
                                         ----------------            ----------------
  Adjusted common equity.............      $   101,380                 $    96,298
                                         ================            ================

  Common shares outstanding..........       14,353,996                  13,499,078
  Options outstanding (exercisable)..        1,462,292                     571,613
  Warrants outstanding...............               -                      800,000
                                         ----------------            ----------------
  Common stock equivalents...........       15,816,288                  14,870,691
                                         ================            ================
                                           $      6.41                 $      6.48
                                         ================            ================

* On December 9, 1994, DEPCO exercised the 800,000 warrants issued to it in connection with the acquisiton of four Rhode Island financial institutions. The effect on book value at December 31, 1994 of that transactions was a dilution of $.22 per share.

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